SECURED DIVERSIFIED INVESTMENT, LTD.

TABLE OF CONTENTS

SEPTEMBER 30, 2008

Pro Forma Combined Balance Sheets as of September 30, 2008 (unaudited)	F-1

Pro Forma Combined Statements of Operations as of September 30, 2008 (unaudited)	F-2

Notes to the Pro Forma Adjustments	F-3

SECURED DIVERSIFIED INVESTMENT, LTD.
PRO FORMA COMBINED BALANCE SHEETS (unaudited)
SEPTEMBER 30, 2008

ASSETS	Secured Diversified Investment, Ltd.	Galaxy Gaming, Inc.	Pro Forma Adjustments	Total
Current Assets
Cash and cash equivalents	$14,741	$19,902		$34,643
Accounts receivable, net	0	240,502		240,502
Prepaid expenses and taxes	0	93,537		93,537
Inventory	0	48,376		48,376
Real estate investments	150,000	0		150,000
Due from related parties	0	26,146		26,146
Note receivable - current portion	0	55,245		55,245
Total Current Assets	164,741	483,708		648,449

Property and Equipment, Net	0	30,198		30,198

Other Assets
Patents and trademarks, net	0	143,088		143,088
Note receivable - long term	0	455,769		455,769
Total Other Assets	0	598,857		598,857

TOTAL ASSETS	$164,741	$1,112,763		$1,277,504

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$348,499	$184,933	(348,499)a	$184,933
Accrued expenses and taxes	334,844	148,318	(334,844)a	148,318
Due to related parties	0	408,713		408,713
Notes payable – current portion	0	23,014		23,014
Total Current Liabilities	683,343	764,978		764,978

Long Term Liabilities
Notes payable	0	1,197,837		1,197,837

TOTAL LIABILITIES	683,343	1,962,815		1,962,815

STOCKHOLDERS’ DEFICIT
Capital stock	163	10,000	(163)b (10,000)c 29,000d	29,000
Unissued shares	5,830	0	(5,830)b	0
Paid in capital	8,818,647	125	(8,818,647)b (125)c 145,866d	145,866
Accumulated deficit	(9,343,242)	(860,177)	9,343,242b	(860,177)
TOTAL STOCKHOLDERS’ DEFICIT	(518,602)	(850,052)		(685,311)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY DEFICIT	$164,741	$1,112,763		$1,277,504

See accompanying notes to the Pro Forma adjustments.
F-1

SECURED DIVERSIFIED INVESTMENT, LTD.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (unaudited)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

	Secured Diversified Investment, Ltd.	Galaxy Gaming, Inc,	Pro Forma Adjustments	Totals

Gross Revenues	$0	$1,690,413		$1,690,413
Cost of Goods Sold	0	96,852		96,852
Gross Profit	0	1,593,561		1,593,561

Operating Expenses	248,316	1,743,813		1,992,129
Operating Loss	(248,316)	(150,252)		(398,568)

Other Income (Expense)	(71,668)	(83,806)		(155,474)

Net Loss Before Provision for Income Taxes	(319,984)	(234,058)		(554,042)

Provision for Income Taxes	0	0		0

Net Loss	$(319,984)	$(234,058)		$(554,042)

Weighted Average Number Of Shares Outstanding				29,000,000d
Net Loss Per Share				$(0.02)

See accompanying notes to the Pro Forma adjustments.
F-2

SECURED DIVERSIFIED INVESTMENT, LTD.
NOTES TO THE PRO FORMA ADJUSTMENTS (unaudited)
SEPTEMBER 30, 2008

(a) Elimination of Secured Diversified Investment, Ltd. liabilities due to bankruptcy

(b) Elimination of Secured Diversified Investment, Ltd. equity due to bankruptcy

(c) Elimination of Galaxy Gaming, Inc. common stock and paid in capital in exchange for new shares of Secured Diversified Investment, Ltd.

(d) Issuance of 29,000,000 shares of $.001 par value common stock of Secured Diversified Investment, Ltd.   25,000,000 were issued in exchange for 100% ownership of Galaxy Gaming, Inc.
4,000,000 shares were issued to past creditors of Secured Diversified Investment, Ltd.